Exhibit 23.2

To the Board of Directors

Stereo Vision Entertainment, Inc.

                         CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated September 19, 2002 accompanying the consolidated financial statements of Stereo Vision Entertainment Inc., appearing in the Report 10-KSB, for the year ended June 30, 2002, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

Respectfully Submitted,


/s/ Robison, Hill & Co.
Robison, Hill & Co.
Certified Public Accountants

Salt Lake City, Utah
May 29, 2003